Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 19, 2008

THIS FIRST SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of May 19, 2008 (this “First Supplemental Indenture”) among AMEREN CORPORATION, a Missouri corporation (the “Company”), THE BANK OF NEW YORK, a New York banking corporation (the “Resigning Trustee”) and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as successor trustee to The Bank of New York (the “Successor Trustee”).

The Company and the Resigning Trustee are parties to an Indenture, dated as of December 1, 2001 (the “Indenture”).

Pursuant to Section 13.01(a)(2) of the Indenture, the Company, when authorized by Board Resolution, and the Resigning Trustee may enter into an indenture supplemental to the Indenture to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Note outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or such change or elimination is applicable only to Notes issued after the effective date of such change or elimination.

No Notes are Outstanding as of the date hereof.

The Company has directed the Resigning Trustee to execute and deliver this First Supplemental Indenture in accordance with the terms of the Indenture.

In consideration of the foregoing premises, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AMENDMENT TO INDENTURE

Section 2.1  Amendment to Indenture.  On the date hereof, Section 9.09 of the Indenture is hereby amended in its entirety to read as follows:

“There shall at all times be a Trustee hereunder which Trustee shall at all times be a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia having a combined capital and surplus of at least $50,000,000 and which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by Federal or State authorities.  If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid authority, then for the purposes of this Section 9.09, the combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published.  No obligor upon the Notes or Person directly or indirectly controlling, controlled by, or under common control with such obligor shall serve as Trustee.  If at any time the Trustee shall cease to be eligible in accordance with this Section 9.09, the Trustee shall resign immediately in the manner and with the effect specified in Section 9.10 hereof.”

Section 2.2  Receipt by Trustee.  In accordance with Section 13.05 of the Indenture, the parties acknowledge that the Resigning Trustee has received an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that this First Supplemental Indenture complies with the requirements of Article XIII of the Indenture.

ARTICLE III

RESIGNATION OF RESIGNING TRUSTEE AND APPOINTMENT OF SUCCESSOR TRUSTEE

Section 3.1  Resignation of Resigning Trustee.  In accordance with Section 9.10(a) of the Indenture, by executing this First Supplemental Indenture, (i) Resigning Trustee provides written notice of its resignation, (ii) Company acknowledges receipt of such notice and (iii) Company accepts the resignation of Resigning Trustee, effective May 20, 2008.

Section 3.2  Resigning Trustee’s Assignment to Successor Trustee.  Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, duties, protections, benefits, immunities, indemnities and obligations of the Trustee under the Indenture.  Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, duties, protections, benefits, immunities, indemnities and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee.

Section 3.3  Appointment of Successor Trustee.  In accordance with Section 9.11(a) of the Indenture, the Company appoints Successor Trustee as Trustee, effective May 20, 2008, pursuant to a Board Resolution, and hereby vests Successor Trustee with, all the rights, powers, duties, protections, benefits, immunities, indemnities and obligations of Resigning Trustee under the Indenture with like effect as if originally named as Trustee.

Section 3.4  Acceptance by Successor Trustee.  In accordance with Section 9.12(a) of the Indenture, by executing this First Supplemental Indenture, Successor Trustee executes, acknowledges and delivers to the Company and the Resigning Trustee its acceptance of (i) its appointment as Trustee pursuant to Section 3.3 of this First Supplemental Indenture and (ii) the rights, powers, duties, protections, benefits, immunities, indemnities and obligations of Resigning Trustee as Trustee, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture.

Section 3.5  Corporate Trust Office of Successor Trustee.  References in the Indenture to the “Corporate Trust Office of the Trustee,” or other similar terms, shall be deemed to refer to a principal office of the Successor Trustee, which is presently located at 911 Washington Avenue, St. Louis, Missouri 63101.

ARTICLE IV

REPRESENTATIONS

Section 4.1  Representations of the Resigning Trustee.  Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)
Each person who authenticated the Notes was duly elected, qualified and acting as an officer of Resigning Trustee and empowered to authenticate the Notes at the respective times of such authentication and the signature of such person or persons appearing on such Notes is each such person’s genuine signature;

(b)
This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

(c)
To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 8.01 of the Indenture.

Section 4.2  Representations of the Company.  Company hereby represents and warrants to the Successor Trustee and to the Resigning Trustee that:

(a)
There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture;

(b)
This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

(c)	All conditions precedent relating to the appointment of Successor Trustee as successor Trustee under the Indenture have been complied with by the Company.

Section 4.3  Representations of the Successor Trustee.  Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that:

(a)	Successor Trustee is eligible under the provisions of Section 9.09 of the Indenture to act as Trustee under the Indenture; and

(b)
This First Supplemental Indenture has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

ARTICLE V

MISCELLANEOUS

Section 5.1  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Company, the Resigning Trustee and the Successor Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 5.2  Governing Law.  This First Supplemental Indenture shall be governed by and deemed to be a contract under, and construed in accordance with, the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles thereof.

Section 5.3  Ratification of Indenture; First Supplemental Indenture Part of Indenture.  Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.

Section 5.4  Resigning Trustee Acknowledgment.  Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee under Section 9.06 of the Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in accordance with the provisions of the Indenture.  Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 9.06 of the Indenture.  The Company acknowledges its obligation set forth in Section 9.06 of the Indenture to indemnify Resigning Trustee for, and to hold Resigning Trustee harmless against, any loss, liability and expense incurred without negligence or bad faith on the part of the Resigning Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

Section 5.5  Multiple Originals.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 5.6  Headings.  The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

Ameren Corporation
By:	/s/ Warner L. Baxter
Name: Warner L. Baxter
Title: Executive Vice President and Chief Financial Officer
The Bank of New York,
as Resigning Trustee
By:	/s/ Pat Santivasci
Name: Pat Santivasci
Title: Vice President
The Bank of New York Trust Company, N.A.,
as Successor Trustee
By:	/s/ Kent Schroeder
Name: Kent Schroeder
Title: Vice President

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